EXHIBIT 10.34

ASSET PURCHASE AGREEMENT

between

BIOMIMETIC THERAPEUTICS, INC.

and

LUITPOLD PHARMACEUTICALS, INC.

Dated as of December 14, 2007

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	-	Restated Sublicense Agreement
Exhibit B	-	Manufacturing Termination Agreement
Exhibit C	-	R&D Termination Agreement
Exhibit D	-	Trademark License and Concurrent Use Agreement
Exhibit E-1	-	IND Transfer Acknowledgment Letter
Exhibit E-2	-	IND Transfer Letter
Exhibit F	-	Supply Agreement
Exhibit G	-	Assignment and Assumption Agreement
Exhibit H	-	Bill of Sale
Exhibit I	-	Intellectual Property Assignment Agreement
Exhibit J-1	-	Press Release (Signing)
Exhibit J-2	-	Press Release (Closing)
Exhibit K	-	Exclusive License Agreement
Exhibit L-1	-	PMA Transfer Letter for GEM 21S (Seller)
Exhibit L-2	-	PMA Transfer Letter for GEM 21S (Buyer)
Exhibit L-3	-	FDA Form 3514 for PMA Transfer of GEM 21S
Exhibit M	-	Canadian Medical Device License Transfer Letter for GEM 21S
Exhibit N-1	-	FDA ** Transfer for ** (Seller)
Exhibit N-2	-	FDA ** Transfer for ** (Buyer)
Exhibit N-3	-	FDA Form ** for ** Transfer of **

SCHEDULES

Schedule 1.1(a)	-	Business Machinery
Schedule 1.1(b)	-	Business Contracts
Schedule 1.1(c)	-	PDGF
Schedule 1.1(d)(ii)	-	Trademarks
Schedule 1.1(e)	-	Business Records
Schedule 1.1(f)	-	Business Permits
Schedule 3.4	-	Seller Consents
Schedule 3.7	-	Litigation
Schedule 3.11(b)	-	Registered Business Intellectual Property
Schedule 3.13	-	Business Contracts
Schedule 3.16	-	Relations with Suppliers and Customers
Schedule 7.13	-	Estimated GEM 21S Inventory
**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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ASSET PURCHASE AGREEMENT, dated as of December 14, 2007, between BioMimetic Therapeutics, Inc., a Delaware corporation (“Seller”), and Luitpold Pharmaceuticals, Inc., a New York corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller is engaged in a number of lines of business, and one such line of business is the orofacial therapeutic business (the “Business”), including, without limitation the research, design, development, manufacture, commercialization, licensing, marketing, promotion and distribution of fully synthetic regeneration systems that combine a tissue growth factor, recombinant human Platelet-Derived Growth Factor BB (“rhPDGF-BB”), with a synthetic bone matrix, beta-tricalcium phosphate (“ß-TCP”) for applications above the neck in humans, and such regeneration systems include, without limitation, GEM 21S® Growth-factor Enhanced Matrix (“GEM 21S”), GEM ONJ (PDGF used in the absence of a matrix to treat osteonecrosis of the jaw) (“GEM ONJ”), and **;

WHEREAS, pursuant to an Exclusive Sublicense Agreement dated as of December 9, 2003 (the “Sublicense Agreement”), Seller has granted to Buyer sublicense rights under intellectual property that Seller licenses from ZymoGenetics, Inc. and co-owns with and licenses from Harvard College; Seller has granted Buyer certain rights to the improvements relating to GEM 21S; and Buyer has undertaken responsibility for the worldwide sale and distribution of GEM 21S for periodontal and cranio-maxillofacial applications, all on the terms and subject to the conditions thereof;

WHEREAS, pursuant to a Manufacturing and Supply Agreement dated as of December 9, 2003 (the “Manufacturing Agreement”), Buyer is obligated to purchase all of its requirements for GEM 21S from Seller and Seller is obligated to meet such requirements, all on the terms and subject to the conditions thereof;

WHEREAS, pursuant to a Research, Development and Marketing Agreement dated as of December 9, 2003 (the “R&D Agreement”), Seller is obligated to support Buyer’s marketing of products subject to the Sublicense Agreement and Manufacturing Agreement, and Buyer is obligated to make certain milestone payments to Seller, all on the terms and subject to the conditions thereof;

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of its assets primarily related to the Business (other than the Excluded Assets), on the terms and subject to the conditions hereinafter provided;

WHEREAS, in connection with such purchase and sale, the parties wish to amend the Sublicense Agreement and terminate the Manufacturing Agreement and the R&D Agreement, on the terms and subject to the conditions hereinafter provided; and

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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WHEREAS, Seller desires to license to Buyer, and Buyer desires to license from Seller, certain intellectual property rights in order to make use of the Purchased Assets in that portion of the Business comprised of the Field, all on the terms and subject to the conditions of the Exclusive License Agreement to be executed in connection with this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows (Article XII contains definitions of certain terms used in this Agreement):

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the assets of Seller primarily related to the Business (collectively, the “Purchased Assets”), free and clear of all Encumbrances, including without limitation the following:

(a) Machinery and Equipment. All machinery, equipment, spare parts, tooling and manufacturing fixtures primarily related to the Business (the “Business Machinery”), as set forth on Schedule 1.1(a).

(b) Contracts. The Contracts set forth on Schedule 1.1(b) (the “Business Contracts”).

(c) Inventory. All inventories of finished goods, work in progress, raw materials and components used primarily for the production of or constituting GEM 21S and the amount of PDGF set forth on Schedule 1.1(c) (collectively, the “GEM 21S Inventory”).

(d) Intellectual Property. All Intellectual Property Rights primarily related to the Business other than the Intellectual Property Rights licensed to Buyer pursuant to the Restated Sublicense Agreement and the Exclusive License Agreement (collectively, the “Business Intellectual Property”), including without limitation the following:

(i) all copyrights, copyright registrations and copyright applications, copyrightable works, renewals, extensions, reversions, restorations and all other corresponding rights

(ii) all trade dress and trade names, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing, including, without limitation, those set forth on Schedule 1.1(d)(ii);

(iii) all technical data, know how, trade secrets, confidential business information, manufacturing and production processes and techniques, business methods, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information and other correspondence, records, documentation and proprietary information (“Business Confidential Information”);

(iv) all tangible embodiments of any of the foregoing, in any form and in any media; and

(v) all versions, releases, upgrades, derivatives, combinations, enhancements and improvements of any of the foregoing.

(e) Business Records. All books and records to the extent they contain Business Confidential Information, including working papers and files, all purchase order based arrangements, supplier lists (including supplier cost information and agreements), manuals, instructions, labeling including electronic files, design drawings, business plans and other plans and specifications, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs and materials, clinical trial data, and manufacturing and quality control records and procedures, in each case to the extent primarily related to the Business (the “Business Records”), including, without limitation, the information set forth on Schedule 1.1(e).

(f) Permits. All permits, approvals, authorizations, licenses, license applications, registrations and other rights granted by Governmental Authorities (including all authorizations under the FDA Act, the Public Health Services Act, the Controlled Substances Act and the regulations of the FDA and the United States Drug Enforcement Administration promulgated thereunder) held by Seller to test, manufacture, supply or distribute GEM 21S, GEM ONJ or ** or to otherwise use the Purchased Assets or operate the Business (collectively, the “Business Permits”), including, without limitation, those set forth on Schedule 1.1(f), but excluding standard business licenses not related primarily to the Business.

(g) Claims. All claims, causes of action, lawsuits, judgments, demands, warranties and indemnities of any nature available to, being pursued by or capable of being pursued, in each case that are primarily related to the Business.

(h) Goodwill. All of the goodwill associated with the Business.

Section 1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the assets, rights and privileges set forth in this Section 1.2 are excluded from the Purchased Assets (the “Excluded Assets”).

(a) Cash. All cash in hand, cash equivalents, investments (including equity interests in any Affiliates) and bank accounts.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Accounts Receivable. All accounts and notes receivable.

(c) Deposits. All deposits, advances and manufacturer and supplier rebates under the Business Contracts.

(d) Intellectual Property. All Intellectual Property Rights to be licensed to Buyer under the Exclusive License Agreement or the Restated Sublicense Agreement. All Intellectual Property Rights not used primarily in the Business, including Intellectual Property Rights licensed to Seller, all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, interferences, and continuations, and all industrial designs, industrial models, utility models, certificates of invention and other indices of ownership, and any related registrations and applications, including national and multinational statutory invention registrations.

(e) Real Property. All real property or interests in real property and all buildings, structures, fixtures and improvements located thereon, and all privileges, rights, easements and appurtenances belonging to or for the benefit thereof.

(f) Contracts. All Contracts that are not Business Contracts.

(g) Tax and Personnel Records. All tax and personnel records.

(h) Tax Refunds. All refunds and rights to refunds related to Taxes relating to periods prior to the Closing Date.

(i) Computer Hardware. All computers and computer hardware.

(j) Computer Software. All computer software including, but not limited to, all source code, object or executable code, firmware, operating systems and specifications, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, and data relating thereto.

(k) Data. All databases and data collections, and all rights in the same, in each case that do not contain Business Confidential Information.

(l) Business Records. All books and records not containing Business Confidential Information, including each of the following that do not contain Business Confidential Information: working papers and files, all purchase order based arrangements, supplier lists (including supplier cost information and agreements), manuals, instructions, labeling including electronic files, design drawings, business plans and other plans and specifications, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs and materials, clinical trial data, and manufacturing and quality control records and procedures.

(m) Insurance Policies. All insurance policies of Seller or rights thereunder or proceeds thereof.

(n) Claims. All claims, actions, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment of any kind or nature (including any such item relating to Taxes) relating to the excluded assets listed in this Section 1.2.

Section 1.3 Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Seller all obligations and liabilities under the Business Contracts assigned to Buyer to the extent such obligations and liabilities accrue following the Closing Date (collectively, the “Assumed Liabilities”). Buyer shall not assume any obligations and liabilities not expressly included with the definition of Assumed Liabilities (collectively, the “Excluded Liabilities”).

Section 1.4 Limitation on Assignment of Purchased Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder. Subject to any express provisions set forth in this Agreement, prior to and following the Closing, Seller will use its commercially reasonable efforts to obtain any third party consent or third party action necessary in connection with the potential transfer of any of the Business Contracts, Business Permits or the Purchased Assets. If any such consent or other action is not obtained prior to the Closing, Seller will, at Seller’s sole expense, use reasonable best efforts to provide Buyer with the benefits thereunder in accordance with this Agreement to the maximum extent permitted by applicable Law (it being understood, however, that except as othewise expressly provided in this Agreement, Seller shall not be responsible for the expenses associated with Buyer’s obtaining for the Business any permits, approvals, authorizations, licenses, license applications, registrations or other rights from Governmental Authorities). Buyer shall cooperate with Seller in such efforts and, to the extent that Buyer receives such benefits, Buyer shall be responsible for the corresponding obligations thereunder. Once any consent is received, Seller shall assign, transfer, convey and deliver such Purchased Asset to Buyer at no additional cost. Seller shall promptly notify Buyer of any oral or written communication that Seller receives from any counterparty to a Business Contract relating to Seller’s request to obtain consent to assign the Business Contract to Buyer or othewise relating to the transactions contemplated hereby and shall periodically update Buyer on Seller’s attempts to obtain any required consent, in each case both before and after the Closing.

ARTICLE II

PURCHASE PRICE; CLOSING

Section 2.1 Purchase Price.

(a) On the terms and subject to the conditions set forth herein, in consideration of the sale of the Purchased Assets and for Seller’s other agreements hereunder, Buyer shall pay to Seller the Inventory Amount as provided in Section 2.1(b) and the Installment Amount (collectively with the Inventory Amount, the “Purchase Price”) as provided in Section 2.1(c). All payments of Purchase Price shall be made on the date due in immediately available funds in accordance with wire instructions to be provided by Seller not less than two (2) Business Days prior to the due date of such payment.

(b) The “Inventory Amount” shall mean an amount equal to Seller’s direct costs paid to third parties that are not Affiliates of Buyer for the acquisition and/or manufacture of the GEM 21S Inventory (including testing, shipping, and storage, but excluding any overhead, lost batches, write downs for expired materials or the like), all as evidenced by copies of documentation from the third parties delivered by Seller to Buyer within thirty (30) days of Closing in accordance with Section 7.13 hereof. Subject to Section 7.13(b) hereof, Buyer shall pay the Inventory Amount within the earlier of sixty (60) days following the Closing Date or thirty (30) days following receipt of such cost documentation.

(c) The “Installment Amount” shall mean the sum of Forty Million Dollars ($40,000,000), payable as set forth in this Section 2.1(c). **

(i) Fifteen Million Dollars ($15,000,000) shall be paid at the Closing.

(ii) Fifteen Million Dollars ($15,000,000) shall be paid upon the earlier of (I) Seller’s compliance with Sections 2.4(h), 7.10(b) and 7.12 hereof, and (II) the sixtieth (60th) day following the Closing Date.

(iii) Three Million Dollars ($3,000,000) shall be paid upon Buyer’s submission to the FDA of a supplement to the PMA Application to allow Buyer’s manufacturing facility to produce GEM 21S (the “GEM 21S Manufacturing Approval”); provided, however, that if Seller has not complied with Sections 2.4(h), 7.10(b) and 7.12 hereof by such date, the payment shall be deferred until such time as Seller has so complied; provided, further, that notwithstanding the foregoing such payment shall in all events be made by the first day of the eighteenth (18th) month following the Closing Date.

(iv) Three Million Dollars ($3,000,000) shall be paid upon Buyer’s receipt of the GEM 21S Manufacturing Approval; provided, however, that if Seller has not complied with Sections 2.4(h), 7.10(b) and 7.12 by such date, the payment shall be deferred until such time as Buyer has so complied; provided, further, that notwithstanding the foregoing such payment shall in all events be made by the first day of the eighteenth (18th) month following the Closing Date.

(v) Two Million Five Hundred Thousand Dollars ($2,500,000) shall be paid upon the earlier to occur of (A) thirty (30) days following receipt by Buyer of approval from the FDA of the PMA Application for ** (or another product containing ** or otherwise reasonably acceptable to Buyer) for use in the Field, (B) thirty (30) days following the date on which Buyer abandons the development of **, and (C) December 31, 2009.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(vi) One Million Five Hundred Thousand Dollars ($1,500,000) shall be paid upon the earlier to occur of (A) thirty (30) days following receipt by Buyer of a New Drug Application Approval from the FDA of GEM ONJ (or another product comprising a syringe of PDGF packaged without a matrix or otherwise reasonably acceptable to Buyer) for use in the Field, (B) thirty (30) days following the date on which Buyer abandons the development of GEM ONJ, and (C) December 31, 2009.

Buyer will promptly notify Seller following the occurrence of each of the following:

(a) Buyer’s submission to the FDA of the request for the GEM 21S Manufacturing Approval;

(b) Buyer’s receipt of the GEM 21S Manufacturing Approval;

(c) Buyer’s receipt of approval from the FDA of the PMA Application for ** (or another product ** or otherwise reasonably acceptable to Buyer) for use in the Field, or Buyer’s abandonment of the development of **; or

(d) Buyer’s receipt of a New Drug Application Approval from the FDA of GEM ONJ (or another product comprising a syringe of PDGF packaged without a matrix or otherwise reasonably acceptable to Buyer) for use in the Field, or Buyer’s abandonment of the development of GEM ONJ, as applicable.

Section 2.2 Closing. The Closing shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1300 I Street, N.W., 11th Floor East, Washington, DC 20005 at 10:00 A.M. (local time), on the second (2nd) Business Day following the date on which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree, but in no event sooner than January 4, 2008. The date on which the Closing occurs is called the “Closing Date.”

Section 2.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller (at Buyer’s costs and expense) the following:

(a) the portion of the Purchase Price payable at Closing in accordance with Section 2.1;

(b) an Amended and Restated Exclusive Sublicense Agreement in the form of Exhibit A hereto (the “Restated Sublicense Agreement”), executed by Buyer;

(c) a Manufacturing Termination Agreement in the form of Exhibit B hereto (the “Manufacturing Termination Agreement”), executed by Buyer;

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(d) an R&D Termination Agreement in the form of Exhibit C hereto (the “R&D Termination Agreement”), executed by Buyer;

(e) a Trademark License-Back Agreement in the form of Exhibit D hereto (the “Trademark License-Back Agreement”), executed by Buyer;

(f) an orphan drug designation transfer acknowledgement letter for GEM ONJ substantially in the form of Exhibit E-1, executed by Buyer;

(g) an acknowledgment of each of the documents referenced in Sections 2.4(g) and 2.4(h);

(h) a Supply Agreement in the form of Exhibit F hereto for the purchase by Buyer from Seller of rhPDGF in full ** bottles (the “Supply Agreement”), executed by Buyer; and

(i) an Assignment and Assumption Agreement in the form of Exhibit G hereto (the “Assignment and Assumption Agreement”), executed by Buyer.

(j) An Exclusive License Agreement in the form of Exhibit K hereto (the “Exclusive License Agreement”), executed by Buyer.

Section 2.4 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer (at Seller’s costs and expense), and shall put Buyer into full possession of, the Purchased Assets and shall execute (where applicable) and deliver to Buyer the following:

(a) the Restated Sublicense Agreement, executed by Seller;

(b) the Manufacturing Termination Agreement, executed by Seller;

(c) the R&D Termination Agreement, executed by Seller;

(d) the Trademark License-Back Agreement, executed by Seller;

(e) the Supply Agreement, executed by Seller;

(f) a letter transferring the orphan drug designation for osteonecrosis of the jaw to Buyer substantially in the form of Exhibit E-2 hereto, executed by Seller;

(g) a PMA transfer letter for GEM 21S and FDA Form 3514 substantially in the form of Exhibit L hereto, executed by Seller;

(h) a transfer letter for the Canadian Medical Device License for GEM 21S substantially in the form of Exhibit M hereto; and a transfer of the FDA ** for ** substantially in the form of Exhibit N hereto, in each case executed by Seller;

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(i) a preliminary schedule of the items to be included within the GEM 21S Inventory, including the lot number, manufacture date and expiration date of each such item, and all material relevant information relating to the condition and cost to Seller thereof (which schedule and related information shall be reasonably acceptable to Buyer in all respects), prepared in good faith and executed by Seller;

(j) a Bill of Sale in the form of Exhibit H hereto, executed by Seller;

(k) assignments for the Business Intellectual Property, in the applicable form included in Exhibit I hereto, executed by Seller;

(l) the Assignment and Assumption Agreement, executed by Seller;

(m) such other instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(n) a certificate of the Secretary of Seller, dated the Closing Date, certifying the incumbency and genuineness of the signatures of each officer of Seller executing this Agreement and the Ancillary Agreements;

(o) a good standing certificate of Seller from the State of Delaware, dated within seven (7) Business Days prior to the Closing Date; and

(p) the Exclusive License Agreement, executed by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, with the understanding that Buyer will be relying thereon in consummating the transactions contemplated hereunder, Seller hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct on the date hereof and as of the Closing as though made at the Closing.

Section 3.1 Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on its business as currently conducted. Seller is duly qualified or licensed to do business as a foreign corporation where required and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by Seller or the nature of the business conducted by Seller requires such qualification or licensing.

Section 3.2 Authorization. Seller has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. Subject to obtaining the Stockholders’ Approval if the Opinion Condition is not satisfied, the Board of Directors of Seller has taken all action required by applicable Law and Seller’s certificate of incorporation and bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by Seller of this Agreement, the Ancillary

Agreements and the consummation by Seller of the transactions contemplated herein and therein. Without limiting the foregoing, unless the Opinion Condition is not satisfied (in which case Stockholders’ Approval shall be required), neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated herein and therein, requires the approval of the stockholders of Seller under applicable Law, Seller’s certificate of incorporation or bylaws, or otherwise. This Agreement has been duly and validly executed and delivered by Seller and assuming the due authorization, execution and delivery by Buyer of this Agreement and the Ancillary Agreements and Seller’s execution of the Ancillary Agreements at Closing, constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

Section 3.3 Non-Contravention. Neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (a) violate Seller’s certificate of incorporation or bylaws, (b) violate any provision of applicable Law in any material respect, (c) result in the creation or imposition of any Encumbrance on any of the Purchased Assets or (d) assuming all Seller Consents are obtained, constitute a default under (with or without due notice or lapse of time or both), result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which Seller is a party, or by which any of Seller’s properties or assets may be bound.

Section 3.4 Consents. Schedule 3.4 sets forth each consent, approval, order and authorization of or from, and registration, notification, declaration or filing with any Person, including without limitation any Governmental Authority, that is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated herein and therein (the “Seller Consents”). To the Knowledge of Seller, there are no facts or circumstances that would prevent or materially delay obtaining any of Seller Consents.

Section 3.5 Records; Liabilities. All accounts, books and ledgers of Seller related to the Business are complete and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Seller does not have any material liabilities or obligations related to the Business (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except for liabilities incurred in the ordinary course of business or as set forth on Schedule 3.7.

Section 3.6 Compliance with Law.

(a) Seller has conducted its business in compliance with all applicable Laws in all material respects. No Governmental Authority has notified Seller that it has violated any Law or that it is the subject of any investigation, and to the Knowledge of Seller there are no grounds for the same.

(b) Seller is in possession of all the Business Permits and the Business Permits are valid and in full force and effect. No Governmental Authority has notified Seller of any facts or circumstances which are likely to lead to any suspension, loss of or material modification to any Business Permit or refusal by a Governmental Authority to renew or accept for filing any Business Permit on terms less advantageous, individually or in the aggregate, to Seller than the terms of those currently in force and, to the Knowledge of Seller, there are no facts or circumstances providing grounds for the same.

(c) All applications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Business Permit of the FDA or other Governmental Authority, when submitted to the FDA or other Governmental Authority were (to the Knowledge of Seller in the case of any such materials prepared by a third party) true, complete and correct in all material respects as of the date of submission and any legally necessary or required updates, changes, corrections or modifications to such applications, submissions, information, claims, reports or statistics have been submitted to the FDA and other Governmental Authority.

(d) All pre-clinical and clinical trials conducted by or under the authority of Seller were and are being conducted (to the Knowledge of Seller where conducted by a third party) in material compliance with all applicable Laws promulgated by the FDA and other applicable Governmental Authorities relating thereto.

(e) Seller is not aware, nor has it received notice, of any investigations, audits, actions or other proceedings pending with respect to a violation by Seller of the FDA Act or other applicable Law, and, to the Knowledge of Seller, there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action or other proceeding.

(f) No Governmental Authority has commenced or, to the Knowledge of Seller, threatened to initiate any action to withdraw the Business Permits or request the recall of any products produced thereunder, nor has Seller received any notice to such effect and, to the Knowledge of Seller, there are no grounds for such action.

(g) Neither Seller nor, to the Knowledge of Seller, any of its employees or agents, in their capacities as such, have been disqualified or debarred by the FDA, pursuant to 21 USC. § § 335(a) or (b), or been charged with or convicted under the Laws of the United States for conduct relating to the development or approval, or otherwise relating to the regulation of, any product under the Generic Drug Enforcement Act of 1992, or any other relevant Law or been debarred, disqualified or convicted under or for any equivalent or similar applicable foreign Law.

Section 3.7 Litigation. There is no pending or, to the Knowledge of Seller, threatened suit, claim, action, proceeding or investigation arising out of the conduct by Seller of the Business and, to the Knowledge of Seller, there is no basis for the same, except as set forth on Schedule 3.7. There are no outstanding orders of any Governmental Authority that apply to Seller’s business. There is not any suit, claim, action, proceeding or investigation by Seller pending, or which Seller intends to initiate, against any other Person.

Section 3.8 Absence of Changes. Since December 31, 2006, Seller has conducted the Business only in the ordinary course, and the Business has not experienced any event or condition, and to Seller’s Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect. Since

December 31, 2006, none of the actions or events prohibited or circumscribed by Section 5.2 have been taken or have occurred, except as expressly permitted by this Agreement.

Section 3.9 Sufficiency of Assets. The Purchased Assets, together with the Intellectual Property Rights to be licensed to Buyer under the Restated Sublicense Agreement and the Exclusive License Agreement and the rights granted under the Supply Agreement, constitute all the assets, properties and rights of Seller primarily related to the Business and that are otherwise primarily used by Seller to operate and conduct the Business and constitute all assets currently used by Seller to operate and conduct the Business as currently conducted, in each case other than employees, facilities, working capital and the Excluded Assets.

Section 3.10 Title and Condition to Property. Seller has, and at the Closing Seller will transfer to Buyer, good title to the Purchased Assets, free and clear of all Encumbrances. No Affiliate of Seller has any interest in the Purchased Assets. Each item of Business Machinery is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects.

Section 3.11 Intellectual Property.

(a) Schedule 1.1(d)(ii) lists all Business Intellectual Property that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office or a corresponding foreign Governmental Authority.

(b) Schedule 3.11(b) lists each agreement pursuant to which Seller licenses Intellectual Property Rights primarily related to the Business (other than off-the-shelf software) and identifies the applicable agreement.

(c) Except to the extent included in the Restated Sublicense Agreement or the Exclusive License Agreement, Seller does not own, possess, hold, or otherwise have rights in, any (i) patents, patent applications or any related reissues, reexaminations, divisions, renewals, extensions, provisionals, interferences and continuations of the foregoing and (ii) industrial designs, industrial models, utility models, certificates of invention or other indices of invention ownership, or any related registrations and applications or applications, in each case referred to in clause (i) and (ii) above to the extent primarily related to the Business.

(d) Seller has delivered or made available to Buyer complete and accurate copies of all material correspondence, litigation documents, agreements, file histories and office actions relating to the Business Intellectual Property.

(e) Seller owns free and clear of any Encumbrances and possesses all right, title and interest, or holds a valid license, in and to all Business Intellectual Property. To Seller’s Knowledge the Business Intellectual Property owned or licensed by Seller constitutes all the Business Intellectual Property necessary to the conduct of the Business as it is currently conducted.

(f) Seller has taken all reasonable measures to protect the secrecy, confidentiality and value of the Business Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with any currently registered or applied for Business Intellectual Property have been paid, all formal legal requirements

(including the timely post-registration applications) relating to any material Business Intellectual Property currently registered or applied for have been made, and all necessary documents, recordations and certificates in connection with Business Intellectual Property have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining the currently registered or applied for Business Intellectual Property. No Business Intellectual Property or product, technology or service of the Business is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Business Intellectual Property.

(g) No personnel, including employees, agents, consultants and contractors, of Seller who have contributed to or participated in the conception or development, or both, of the Business Intellectual Property had or has any ownership interest therein, Seller being the full, effective, sole and exclusive and original ownership of all tangible and intangible property thereby arising.

(h) The operation of the Business or the Business Intellectual Property has not as of or prior to the date of this Agreement infringed, misappropriated or conflicted with, and will not as of the Closing Date have infringed, misappropriated or conflicted with, or have been alleged in writing to infringe, misappropriate or conflict with any Intellectual Property Right of any other Person. To the Knowledge of Seller, no third party is infringing any Business Intellectual Property Right of Seller.

(i) To Seller’s Knowledge all clinical trial data included in the Purchased Assets was collected and maintained in accordance with the applicable clinical trial agreement.

(j) Other than trademarks containing the words GEM OS, GEM LT, GEM C or that are included in the Purchased Assets, Seller does not own any right, title or interest in or to any trademarks containing the word GEM.

(k) The proceeding referred to in Schedule 3.7 hereof does not involve any pending or threatened claims relating to Intellectual Property Rights.

(l) The schedule of trademarks that will be attached to Exhibit I will be true, correct and complete.

Section 3.12 Inventory. Each item included in the GEM 21S Inventory and each test sample and item of clinical trial supplies included in the Purchased Assets is in good condition and usable or saleable (as applicable) in the ordinary course of business for the purposes for which intended. The quantities of the GEM 21S Inventory are not excessive and are reasonable in the present circumstances of Seller. The Schedule to be delivered pursuant to Schedule 7.13, when delivered, will be true, accurate and complete.

Section 3.13 Business Contracts. Seller has delivered to Buyer true, accurate and complete copies of the Business Contracts. Except as set forth in Schedule 3.13, the Business Contracts constitute all the agreements entered into by Seller that are primarily related to the Business and are not Excluded Assets. The Business Contracts constitute valid and binding obligations of Seller and all other parties thereto, and are in full force and effect. Neither Seller nor to the Knowledge of Seller the other parties to the Business Contracts are in default thereunder, and Seller has not received or given notice of any default thereunder from or to any of the other parties thereto. Seller has the ability, subject only to any limitation or restriction set forth in the Business Contracts, to assign its rights under the Business Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof.

Section 3.14 Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. Immediately after giving effect to the consummation of the transactions contemplated hereby: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities.

Section 3.15 Prohibited Payments. Seller has not (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where the contribution, payment or gift or the purpose thereof was illegal, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Seller for any reason, or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for public office.

Section 3.16 Relations with Suppliers and Customers. Except as set forth in Schedule 3.16, Seller has not received notice from any supplier or customer of the Business to the effect that, and, to the Knowledge of Seller, there is no reason to believe that, any supplier or customer of the Business will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying or purchasing materials, products or services to or from Seller, as applicable. Seller’s relationship with the suppliers and customers of the Business is good in all material respects.

Section 3.17 Tax Matters.

(a) Seller has filed or will have filed on a timely, complete and accurate basis all Tax Returns required to be filed by Seller under applicable Laws, and Seller has or will have timely paid all Taxes due on or prior to the date hereof (whether or not reflected on such Tax Returns), except where Seller’s failure to file or pay would not result in any Encumbrances for Taxes on the Purchased Assets.

(b) There are no Encumbrances for Taxes on the Purchased Assets except for statutory liens for current Taxes not yet due and payable.

(c) Seller is not required to file a Tax Return with respect to the Business, the Purchased Assets or the Assumed Liabilities in any jurisdiction outside the United States, except where Seller’s failure to file or pay would not result in any Encumbrances for Taxes on the Purchased Assets.

Section 3.18 Proxy Statement. The representations and warranties contained in this Section 3.18 shall be applicable only if the Opinion Condition is not satisfied.

(a) At the time the Proxy Statement is filed with the Securities and Exchange Commission (“SEC”), at any time it is amended or supplemented and at the time it is first mailed to the stockholders of Seller, the Proxy Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Seller in this Section 3.18(b) with respect to statements (or omissions) made (or left out) or incorporated by reference therein about Buyer, or based on information supplied by Buyer (or failed to be supplied) for inclusion or incorporation by reference in such documents.

(b) Without limiting Section 3.18(a), each document required to be filed by Seller with the SEC or required to be distributed or otherwise disseminated by Seller to Seller’s stockholders in connection with the transactions contemplated hereby and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Section 3.19 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated hereby.

Section 3.20 Disclosure. No representation, statement, or information provided by Seller in this Article III contains or will contain any intentional misrepresentation of a material fact or intentionally omits or will omit a material fact that would negatively impact Buyer’s ability to commercialize product in the Field and the Business. Except as otherwise expressly set forth in Article III, all Purchased Assets are conveyed “AS IS”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 4.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority required to carry on its business as now conducted. Buyer is duly qualified or licensed to do business as a foreign corporation where required and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by Buyer or the nature of the business conducted by Buyer requires such qualification or licensing.

Section 4.2 Authorization. Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. The Board of Directors of Buyer has taken all action required by Law and Buyer’s certificate of incorporation and bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements and the consummation by Buyer of the transactions contemplated herein and therein and no other corporate proceedings on the part of Buyer are, or will be, necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and assuming the due authorization, execution and delivery by Buyer of this Agreement and the Ancillary Agreements, constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

Section 4.3 Non-Contravention. Neither the execution, delivery or performance by Buyer of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (a) violate Buyer’s certificate of incorporation or bylaws, (b) violate any provision of applicable Law, or (c) constitute a default under (with or without due notice or lapse of time or both), result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which Buyer is a party, or by which any of Buyer’s properties or assets may be bound.

Section 4.4 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller in connection with the transactions contemplated hereby.

Section 4.5 Financing. Buyer has, or has available to it, sufficient financial resources so as to enable Buyer to satisfy its financial obligations under this Agreement without recourse to any outside financing other than such outside financing as Buyer has secured access to as of the date of this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Access and Information. During the period from the date hereof to the Closing, and subject to the terms of the Confidentiality Agreement, Seller shall (i) afford Buyer and its representatives access, during regular business hours and upon reasonable advance notice, to the assets, books, records and employees of the Business, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests, (iii) instruct its employees, counsel and agents to cooperate in a reasonable manner with Buyer in its investigation of the Business, and (iv) facilitate meetings between Buyer and the other parties to the Business Contracts, Becton Dickinson and Company and AAI Development Services. Buyer and its representatives will conduct their investigation so as to minimize disruption to Seller’s business and operations; will not directly or indirectly contact any employee or third party with whom Seller transacts business with respect to the transactions contemplated by this Agreement except pursuant to subsection (iv) above; and will direct all requests for access and information to Earl Douglas, General Counsel, or Hans Kestler, Senior Director, Orofacial Healthcare.

Section 5.2 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing in advance, Seller shall conduct the Business in the ordinary course and use its commercially reasonable efforts to preserve intact the Business and its relationship with its employees, suppliers and other business relations. During the period from the date hereof to the

Closing, except as otherwise contemplated by this Agreement or as Buyer shall otherwise consent in writing, Seller shall not:

(a) sell, lease, license, transfer or dispose of any assets of the Business other than in the ordinary course of business;

(b) terminate or extend or modify any Business Contract or contract relating to the supply of bulk PDGF or any other contract primarily related to the Business;

(c) dispose of or permit to lapse any rights in, to or for the use of any Business Intellectual Property, or disclose to any Person not an employee of Seller any Business Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process;

(d) settle any claims, actions, arbitrations, disputes or other proceedings relating primarily to the Business other than those set forth on Schedule 3.7;

(e) cancel or compromise any material debt or claim or waive any rights of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;

(f) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

(g) authorize or enter into any agreement or commitment with respect to any of the foregoing.

Section 5.3 Efforts to Close.

(a) During the period from the date hereof to the Closing, Seller and Buyer shall cooperate and use their respective reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer and Seller will cooperate in making all filings and submissions required by any applicable Laws and in filing any additional information requested as soon as practicable after receipt of such request therefor. Subject to applicable Laws and the instructions of any Governmental Authority, Seller and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller and Buyer, as the case may be, from any third party and/or any Governmental Authority with respect to such transactions.

(b) Each of Buyer and Seller shall (i) promptly notify the other party of any written communication to that party from any Governmental Authority relating to the Purchased Assets and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Purchased Assets unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (iii) to the extent permitted under applicable Law, furnish the other party with copies of all correspondence, filings, and written communications between such party and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Law or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided that each such party shall use its reasonable commercial efforts to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Law or cause the loss of the attorney-client privilege with respect thereto).

(c) Seller acknowledges that certain of the trademarks included in the Purchased Assets are registered in its prior corporate name and that Buyer may prepare for Seller’s signature and file prior to or after the Closing with the applicable Governmental Authorities documentation to correct the name. Seller agrees to promptly reimburse Buyer for all filing fees and foreign legal counsel fees incurred by Buyer to effect the foregoing.

(d) Except as otherwise provided herein, the obligations of the parties under this Section 5.3 shall not include any requirement of the parties to expend money (other than normal legal and professional fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

Section 5.4 Notification. During the period from the date hereof to the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a material breach of any of Seller’s representations and warranties or covenants or the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely. No such disclosure shall affect any rights of Buyer under Articles VI or IX.

Section 5.5 Acquisition Proposals. Until the earlier of the termination of this Agreement and the Closing (the “No Shop Period”), Seller shall not, directly or indirectly, solicit, initiate or encourage any inquiry, proposal or offer from, or engage in any negotiations or discussions regarding any such inquiry, proposal or offer with, any third party (other than Buyer) regarding any direct or indirect acquisition of the Business or its assets (other than a purchase of assets in the ordinary course of business) or any other transaction involving Seller or the Business that could jeopardize the transactions contemplated by this Agreement (any such transaction being a “Third Party Transaction”). Seller agrees that if, during the No Shop Period, it receives any proposal for any Third Party Transaction or any request for nonpublic information in connection with such a proposal, or for access to Seller’s books or records, or its properties by any Person that is considering making or has made, such a proposal, Seller will as promptly as practicable notify Buyer thereof, disclosing the identity of the Person making the proposal and describing in reasonable detail the terms and conditions of such proposal.

Section 5.6 Employees. Seller acknowledges and agrees that Buyer shall have the right, but not the obligation, to solicit and hire any and all of Seller’s employees (past or present) to perform services for Buyer, in each case without any restrictions on Buyer whatsoever.

Section 5.7 Preparation of Proxy Statement. Unless the Opinion Condition is satisfied, Seller shall prepare and file with the SEC a proxy statement on the required form for the purpose of soliciting the Stockholders’ Approval (the “Proxy Statement”) as soon as reasonably practicable after there date hereof, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Closing Date any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, Seller shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Seller shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Buyer promptly copies of all correspondence between Seller or any representative of Seller and the SEC with respect to the Proxy Statement. Seller shall give Buyer and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before being filed with, or sent to, the SEC. Seller shall use its reasonable best efforts, after consultation with Buyer, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to Seller’s stockholders entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

Section 5.8 Approval of Stockholders. Unless the Opinion Condition is satisfied, Seller shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of voting on approving the transactions contemplated hereby (the “Stockholders’ Approval”) as soon as reasonably practicable after there date hereof. Seller shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of Seller that the stockholders of Seller approve the transactions contemplated hereby, and shall use its reasonable best efforts to obtain such approval.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing.

(b) Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Deliveries. Seller shall have delivered to Buyer all of the agreements and other documents required to be delivered pursuant to Section 2.4.

(e) Stockholders’ Approval. (i) The Stockholders’ Approval shall have been obtained or (ii) Buyer shall have received on or prior to January 11, 2007 a written opinion of Delaware counsel to Seller that the Stockholders’ Approval is not required under Seller’s certificate of incorporation, bylaws or applicable Law and which opinion is otherwise acceptable to Buyer (the “Opinion Condition”).

(f) Certificate. Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 6.1(a) through (e) have been satisfied.

(g) No Proceedings. There shall not be pending or threatened any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated hereby.

(h) No Law. No Law shall be in effect prohibiting the transactions contemplated hereby.

Section 6.2 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing.

(b) Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c) Deliveries. Buyer shall have delivered to Seller all of the agreements and other documents required to be delivered pursuant to Section 2.3.

(d) Certificate. Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

(e) Stockholders’ Approval. Unless the Opinion Condition has been satisfied, the Stockholders’ Approval shall have been obtained.

(f) Milestone Payment. Buyer shall have paid Five Million Dollars ($5,000,000) to Seller in satisfaction of the milestone payment due under Section 4.5(b) of the Exclusive Sublicense Agreement.

(g) No Proceedings. There shall not be pending or overtly threatened any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated hereby.

(h) No Law. No Law shall be in effect prohibiting the transactions contemplated hereby.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1 Further Assurances. From and after the Closing, each party shall promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby, all at the expense of the requesting party. Without limiting the generality of the foregoing, to the extent that Buyer or Seller discovers following Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Seller shall promptly assign and transfer to Buyer all of Seller’s right, title and interest in such asset.

Section 7.2 Business Relationships. From and after the Closing, Seller will cooperate with Buyer at Buyer’s expense in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller relating to the Business. Without limiting the foregoing, Seller shall use commercially reasonable efforts to arrange for meetings between each of the other parties to the Business Contracts, ** and **, on the one hand, and Buyer, on the other hand, to be convened no later than thirty days following the date hereof. From and after the Closing, Seller will refer to Buyer all inquiries relating to the Business.

Section 7.3 Non-Competition.

(a) Seller agrees that from and after the Closing and until the ** anniversary thereof, neither Seller nor any Affiliate thereof (which term, for purposes of this Section 7.3 includes any Person that acquires all or a substantial portion of the assets of Seller, but subject to Section 7.3(d)) shall, directly or indirectly:

(i) engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or render services to, any Person engaged in, the Business (or any part thereof) within the Field or any business competitive within the Field with the Business (or any part thereof) or with any of its products within the Field anywhere in the world;

(ii) induce or attempt to induce any customer, supplier, licensee or other business relation of Buyer to cease doing business within the Field with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or other business relationship with Buyer; or

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(iii) induce or attempt to induce any current or future employee of Buyer to leave the employ of Buyer, in any way interfere with the relationship between Buyer and any current or future employee of Buyer or employ or otherwise engage as an employee, independent contractor or otherwise any current or future employee of Buyer; provided, however, that neither a general solicitation or advertisement not specifically targeted to or reasonably expected to target any employee or independent contractor of Buyer nor the hiring of any such person as a result of such general solicitation or advertisement will in and of itself be deemed to violate this clause (iii).

(b) If Seller violates any provision of this Section 7.3, the term of the restricted period shall be tolled effective the date of the first violation and shall commence to run only upon the earlier of (i) the date that Seller ceases violating such provision or (ii) upon grant of relief to Buyer by a court of competent jurisdiction for all damages incurred, whether equitable or at law, with the term of the restricted period, solely as it relates to such covenant, reduced only by the time between the commencement of the restricted period, solely as it relates to such provision, and the first violation of such covenant.

(c) If any provision contained in this Section 7.3 is held by any court or arbitrator of competent jurisdiction to be unenforceable because of the duration of such provision, the geographic area covered thereby or otherwise, the court or arbitrator making such determination shall have the power to, and is hereby directed by the parties to, reduce the duration or geographic area of such provision or otherwise modify such provision to the extent necessary to be enforceable, and, in its reduced or modified form, such provision shall be enforceable.

(d) The provisions of this Section 7.3 shall terminate in the event that (i) Buyer fails to make any payment of the Purchase Price in accordance with Section 2.1 hereof within 15 Business Days of the date due hereunder or (ii) an unaffiliated third party that has an existing business in any part of the Field acquires Seller in a transaction that constitutes a Change of Control.

Section 7.4 Confidentiality. From and after the Closing, Seller and its Affiliates will hold all Business Confidential Information within the Field in the strictest confidence, and will refrain from using any Business Confidential Information within the Field during the term of the Exclusive License Agreement. From and after the Closing, Buyer and its Affiliates will hold all information disclosed to Buyer by Seller that is not Business Confidential Information in the strictest confidence (the “Other Confidential Information”), and will refrain from using any Other Confidential Information. If Seller or any Affiliate thereof, or Buyer or any Affiliate thereof, is ever required to disclose any Business Confidential Information or Other Confidential Information, the party required to so disclose shall notify the other party promptly of the disclosure requirement so that the other party may seek an appropriate protective order or waive compliance with this Section 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such party, on the written advice of counsel, is compelled to disclose any Business Confidential Information or Other Confidential Information or else stand liable for contempt, then such party may disclose the Business Confidential Information or Other Confidential Information (and only such portion of the Business Confidential Information or Other Confidential Information) as is required to be disclosed); provided, however, that such party will use its commercially reasonable efforts to obtain, at the request of the other party, an order or other assurance (as such other party may designate) that confidential treatment will be accorded to such portion of the Business Confidential Information or Other Confidential Information required to be disclosed.

Section 7.5 Non-Disparagement. From and after the Closing Date, neither Seller nor any Affiliate thereof shall make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about Buyer or the Business or the products thereof. From and after the Closing Date, neither Buyer nor any Affiliate thereof shall make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about Seller or its business or the products thereof.

Section 7.6 Orthovita; Patheon.

(a) In the event that Seller is unable to assign to Buyer all of Seller’s right, title and interest in and to Seller’s Supply Agreement with Orthovita, Inc. (“Orthovita”) relating to the purchase of bulk non-sterile Beta-TCP, Seller will at Buyer’s request and on Buyer’s behalf continue to purchase Beta-TCP from Orthovita pursuant to such Supply Agreement at Buyer’s expense and shall cause all such product to be shipped directly from Orthovita to Buyer.

(b) In the event that Seller is unable to assign to Buyer all of Seller’s right, title and interest in and to Seller’s Manufacturing Services Agreement with Patheon UK Limited (“Patheon”), Seller will at Buyer’s request and on Buyer’s behalf continue to purchase products from Patheon pursuant to such agreement at Buyer’s expense and shall cause all such product to be shipped directly from Patheon to Buyer.

Section 7.7 Trademarks. Promptly following the Closing, Seller shall file such documentation with the applicable Governmental Authorities and take such other actions or inactions as shall be necessary to evidence Seller’s abandonment of all trademark registrations and trademark applications of Seller that contain the word “GEM” that are not transferred or otherwise assigned to Buyer pursuant to this Agreement, and shall furnish to Buyer a copy of the documents that Seller files with Governmental Authorities to evidence the abandonment (if applicable) and shall furnish such other documents evidencing instructions to Seller’s agents advising them to abandon such trademarks by taking no further action with respect to the registration or application. On and after the Closing, except as otherwise permitted under the Trademark License-Back Agreement, Seller shall not use, directly or indirectly, any trademarks that contain the word “GEM.”

Section 7.8 Sublicense Fees. Promptly following the Closing, Buyer shall directly pay any sublicense or distributor fees required to be paid to the licensor under either the ZymoGenetics License Agreement or the Harvard License Agreement, to the extent such payments are required under the Restated Sublicense Agreement and in each case only after deducting sublicense or distribution fee amounts otherwise payable by Buyer to Seller under the Restated Sublicense Agreement (it being the intent of the Parties hereto that Buyer shall not be required to make the same payment to Seller and to the Licensor pursuant to this Section 7.8); provided, however, that Seller shall be responsible for all other payments due under ZymoGenetics License Agreement or Harvard License Agreement. Seller hereby agrees that it shall not amend either the Zymogenetics License Agreement or the Harvard License Agreement

in a manner that would require Buyer to make any payments contemplated under this Section 7.8.

Section 7.9 rhPDGF-BB Solution. On the terms and subject to the conditions of this Section 7.9, at Buyer’s expense, Buyer shall use commercially reasonable efforts to fill in vials for Seller one batch of ** of rhPDGF-BB solution within three months following the date (the “Qualification Date”) on which Buyer’s PDGF manufacturing and fill operation has obtained all necessary permits and other authorizations, and is otherwise equipped, to produce clinical supplies of rhPDGF-BB in such quantity, and shall use commercially reasonable efforts to manufacture three more batches of ** of rhPDGF-BB solution as soon as reasonably practicable thereafter. Buyer shall package such solution into vials and shall deliver the vials to Seller at Seller’s risk and expense. It shall be a condition to Buyer’s obligations under this Section 7.9 that Seller furnish to Buyer the PDGF, stoppers, vials and other components and consumables necessary for the production runs. In performing its obligations under this Section 7.9, Buyer shall use commercially reasonable efforts to cause the Qualification Date to occur prior to the second anniversary of the Closing Date. If the Qualification Date does not occur prior to the second anniversary of the Closing Date, the provisions of this Section 7.9 shall become void.

Section 7.10 Regulatory Matters.

(a) For a period of ** following the Closing, at Buyer’s expense Seller shall comply with all reasonable requests of Buyer for assistance in its efforts to qualify its manufacturing operation with the FDA and obtain the GEM 21S Manufacturing Approval within ** following the Closing. From and after the Closing, Buyer shall exercise commercially reasonable efforts to satisfy the conditions precedent to the payments required by Sections 2.1(c)(iii) and (iv).

(b) By no later than **, Seller will provide Buyer with the ** through **, in a form reasonably suitable for Buyer to submit to the FDA in a supplement to the GEM 21S PMA Application.

(c) From and after the Closing, Seller shall use its best efforts, including without limitation undertaking any necessary studies to obtain the approval of the European Medical Agency (the “EMEA”) for GEM 21S (the “EU Approval”). Buyer will promptly provide to Seller all information in Buyer’s possession reasonably required for Seller to obtain the EU Approval. With the approval of Seller, Buyer may provide its services or those of its consultants to assist Seller in obtaining the EU Approval; it being agreed that Buyer may deduct any reasonable external and internal costs associated with such assistance from the milestone payments due under the R&D Termination Agreement.

(d) Seller acknowledges that from and after the Closing, Buyer will create, manage and file in Buyer’s name and subject to Buyer’s approval (not to be unreasonably withheld) a request with the ** in ** for approval of GEM 21S.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(e) From and after the Closing, the parties shall:

(i) Upon request provide cross references to each others filings with respect to IDEs, INDAs NDAs, PMAs (and non-US counterparts thereof) and related filings with Governmental Authorities, which will be unrestricted except as to the Field of use and any third-party restrictions relating to New Technology;

(ii) be required to assist each other by providing existing documents that might be needed for registration of Licensed Products in the Field (in the case of Seller assisting Buyer) and out of the Field (in the case of Buyer assisting Seller);

(iii) share all information submitted to the FDA or other Governmental Authorities regarding new products with application within the Field or with scientific or medical significance within the Field, including information relating to all clinical studies and pre-clinical testing; and

(iv) cooperate with regard to quality, pharmacovigilance, product complaint and recall matters.

(f) From and after the Closing, Buyer shall exercise commercially reasonable efforts in developing and obtaining approval for ** and GEM ONJ products that will trigger the payments required by Section 2.1(c)(v) and (vi) and shall provide Seller with reports every ** as to its progress in studying and obtaining approval of these products.

(g) At all times following the Closing, Seller shall provide Buyer with access to and copies of all analytical methods used by Seller in connection with Licensed Products.

Section 7.11 Transition Services.

(a) During the ** period following the Closing, Seller shall provide Buyer with reasonable assistance (i) in connection with any action required in respect of, or any filing with, any Governmental Authority, or any actions, consents, approvals or waivers required by any third parties, in connection with the consummation of the transactions contemplated hereby or in connection with the manufacture of the Licensed Products, and (ii) in taking such actions or making any filings or furnishing any information in Seller’s possession as may be necessary or desirable to meet regulatory obligations under applicable Law in connection with the Licensed Products (including, without limitation, discussions of specific regulatory issues and responses to issues raised, or requests made, by Government Authorities during the Pre-clinical and clinical development of Licensed Products).

(b) During the ** period following the Closing, Seller shall provide reasonable manufacturing and scientific support to Buyer to facilitate Buyer’s efforts to commercialize the License Products, including, without limitation, by providing to Buyer reasonably satisfactory technology transfer services, expertise and know-how, and making

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

available to Buyer employees, studies (including all manufacturing and stability studies and all ** studies) and development know-how, to assist Buyer in commercializing the Licensed Products. Seller shall continue to provide such services following the one-year period but only upon the request of Buyer and subject to Buyer’s payment to Seller of fees therefor that are reasonably acceptable to Seller.

(c) From and after the Closing, Seller shall cooperate with Buyer at Buyer’s expense to effect the transfer or reissuance of any permits, approvals or licenses to Buyer (or its designee) required in connection with the transactions contemplated hereunder or the commercialization of the Licensed Products.

(d) Upon request, Seller shall introduce Buyer to any requested third party suppliers, vendors, researchers and consultants used by Seller in connection with the License Products within ** days after the Closing Date, and Seller shall use reasonable efforts to transition all such relationships and related rights that relate primarily to the Business from Seller to Buyer. Notwithstanding the foregoing, Seller shall have no obligation to introduce Buyer to **.

(e) From and after closing until and such time as Buyer becomes ISO certified and the amendment to the Canadian Medical Device License for GEM 21S is approved by the Medical Devices Bureau of Health Canada to permit Buyer to manufacture GEM 21S for the Canadian market, but in no event beyond the ** anniversary of the Closing, Seller shall, acting as Buyer’s agent and upon Buyer’s request, release GEM 21S for distribution in Canada, at a price of ** per lot (i.e. one production run); provided that Seller shall not charge Buyer for the first ** lots. Buyer agrees to indemnify, defend and hold harmless Seller for any losses or claims directly or indirectly relating to or arising out of any Canadian distribution under this Section 7.11(e), except to the extent constituting fraud, gross negligence or willful misconduct by Seller.

Section 7.12 Business Confidential Information; Business Records. At Closing, Seller shall transfer to Buyer all Business Confidential Information under Section 1.1(d) and all Business Records included in Schedule 1.1(e); provided that Seller shall be permitted to maintain copies of all such Business Confidential Information and Business Records for use in its business outside the Field.

Section 7.13 Inventory.

(a) Within ** days of the Closing Date, Seller shall provide Buyer with a final schedule of items included within the GEM 21S Inventory (the “Final Inventory Schedule”), including, to the extent available, the lot number, manufacture date and expiration date of each such item, and all relevant information relating to the condition and cost to Seller thereof. The Inventory Amount reflected in such final GEM 21S Inventory schedule shall not exceed the amount set forth on Schedule 7.13 by more than** percent (**%).

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Following the Closing, Seller will provide Buyer and its representatives with access to the records and work papers of Seller, and will use its reasonable best efforts to provide Buyer and its representatives with access to the GEM21S Inventory, to the extent reasonably related to Buyer’s evaluation and confirmation of the Final Inventory Schedule, the determination of the items included in the Final Inventory Schedule or the resolution of any dispute with respect thereto. Within ** days after the delivery of the Final Delivery Schedule, Buyer shall notify Seller as to whether Buyer disagrees with the Final Inventory Schedule. If the Buyer does not notify Seller of its disagreement within such ** period, then Buyer shall be deemed to have accepted the calculations and the amount set forth in the Final Inventory Schedule. If any notice of disagreement is timely provided in accordance with this Section 7.13(b), Seller and Buyer shall each use commercially reasonable efforts for a period of ** days thereafter (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Inventory Schedule. If, at the end of such period, Seller and Buyer are unable to resolve any disagreements as to items in the Final Inventory Schedule, then the parties shall engage a nationally-recognized accounting firm (the “Auditor”) to resolve any remaining disagreements. The Auditor shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Auditor, whether and to what extent the Final Inventory Schedule requires adjustment. The fees and expenses of the Auditor shall be shared equally by Seller and Buyer.

ARTICLE VIII

TAX MATTERS

Section 8.1 Seller Liability for Taxes. Seller shall be liable for (A) any Taxes imposed with respect to the Business, any of the Purchased Assets or any of the Assumed Liabilities, or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business, any of the Purchased Assets or any of the Assumed Liabilities, or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, and (C) any Transfer Taxes for which Seller is liable pursuant to Section 8.4.

Section 8.2 Buyer Liability for Taxes. Buyer shall be liable for (A) any Taxes imposed with respect to the Business, any of the Purchased Assets or any of the Assumed Liabilities, or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, and (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business, any of the Purchased Assets or any of the Assumed Liabilities, or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date.

Section 8.3 Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis. For purposes of this Section 8.3, any extraordinary transaction outside the ordinary course of business that occurs on the Closing Date but after the Closing shall be considered to occur on the day following the Closing Date.

Section 8.4 Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated hereby, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by Seller.

Section 8.5 Allocation.

(a) The Purchase Price and any other consideration for the Purchased Assets, as determined for United States federal income tax purposes pursuant to Treasury Regulations § 1.1060 1(c) (the “Tax Purchase Price”), shall be allocated for such purposes as provided in Treasury Regulations § 1.1060-1(c) and the Treasury Regulations referred to therein in the manner specified in Section 8.5(b) hereof. Buyer and Seller shall execute and file all federal income Tax Returns in a manner consistent with any allocations agreed or determined pursuant hereto and shall not take any position in any other Tax Return, before any Governmental Authority, or in any tax proceeding that is inconsistent with any such allocation, except pursuant to a final “determination” (as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign Law). Buyer and Seller shall timely file any IRS Form 8594 and any other United States federal income Tax Return prepared in a manner consistent with the allocations agreed or determined pursuant hereto and shall file any other Tax Return with any state, local or foreign Governmental Authority in a manner that is not inconsistent therewith. Any redetermination of the Tax Purchase Price within the meaning of Treasury Regulations § 1.338 7 shall be made as required thereby and shall be taken into account by Buyer and Seller in carrying out the provisions hereof and the preparation and filing of Tax Returns referred to above to the extent applicable.

(b) As soon as reasonably practicable following the date of this Agreement, the Buyer shall prepare and submit to Seller an allocation of the Tax Purchase Price in accordance with Section 8.5(a) hereof. Such allocation shall be binding upon the parties, provided that if Seller believes that such allocation is manifestly incorrect it shall so inform Buyer and shall provide Buyer with the reasons for its disagreement along with reasonably sufficient information to support the reasons for Seller’s disagreement. The parties will endeavor in good faith to resolve any such disagreement and if they fail to do so, the issue shall be submitted to a mutually agreeable tax accountant from an independent “Big Four” accounting firm for resolution.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 9.1 Survival. All representations and warranties of Seller contained in this Agreement shall survive for three years following the Closing Date, other than those contained in Section 3.1, 3.2 and 3.3, which shall survive indefinitely, and other than those contained in Sections 3.9, 3.17 and the first two sentences of Section 3.10, which shall survive until the expiration of the applicable statute of limitations, giving effect to any extensions thereof. All representations and warranties of Buyer contained in this Agreement shall survive for one year following the Closing Date, other than those contained in Section 4.1, 4.2 and 4.3, which shall survive indefinitely.

Section 9.2 Indemnification by Seller. Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and collectively with Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including reasonable attorneys’ fees and out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i)  any breach or inaccuracy of any representation or warranty made by Seller contained in Article III of this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement, (iii) any of the Excluded Liabilities, (iv) Seller’s operation of the Business prior to the Closing, or (v) any Taxes imposed with respect to the Business, any of the Purchased Assets or any of the Assumed Liabilities for any periods prior to the Closing.

Section 9.3 Indemnification by Buyer. Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of (i) any breach or inaccuracy of any representation or warranty made by Buyer contained in Article IV of this Agreement, (ii) any breach of a covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement, or (iii) any of the Assumed Liabilities.

Section 9.4 Third Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim and the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim) (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim or otherwise results in damages to the Indemnifying Party. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge that it has an indemnity obligation with respect to such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and counsel for the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in clause (i) of the first sentence of Section 9.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (1) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (2) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (3) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (4) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) The Indemnified Party shall have the right but not the obligation to assume its own defense if (i) the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or notifying Indemnified Party that it will not provide a defense, (ii) the Indemnifying Party, after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, (iii) the claim for indemnification involves any criminal proceeding, indictment or allegation against the Indemnified Party, or (iv) the Indemnified Party has been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 9.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period or rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 9.6 Consequential Damages and Limitations. The parties acknowledge and agree that, except with respect to claims for fraud or willful misconduct, Losses exclude consequential, punitive, special, incidental and indirect damages, and lost profits, and that THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO PUNITIVE LOSSES OR TO ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT LOSSES, INCLUDING BUSINESS INTERRUPTION, LOSS OF FUTURE REVENUE, DIMINUTION IN VALUE, PROFITS OR INCOME, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY; provided that nothing in this Section 9.6 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for Third Party Claims.

(a) Indemnification for Losses under Section 9.2(i) or 9.3(i) shall be payable by Buyer or Seller hereunder only if the aggregate amount of all Losses hereunder of the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, with respect to such Losses shall exceed **, and thereafter, the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, shall be entitled to make a claim for indemnification for all Losses from the first dollar. The maximum aggregate liability of the Buyer and Seller for indemnification claims for Losses under Section 9.2(i) or 9.3(i) shall be an amount equal to **; provided, however, that the limitations contained in this Section 9.6(b) shall not apply to claims for breach of Section 3.1, 3.2, 3.3, 3.9, the first two sentences of Section 3.10, Section 3.17, 4.1, 4.2 and 4.3 or actions for fraud or willful misconduct.

(b) Each party agrees that it shall, and shall cause the applicable Indemnified Parties to, use its or their commercially reasonable efforts to secure payment from insurance policies available and in existence that provide coverage with respect to any Losses to be indemnified. The amount of any Losses recoverable by a party under Article IX shall be reduced by the amount of any insurance proceeds actually paid to, and received by, the Indemnified Party relating to such claim. Each of the parties agrees to take all reasonable steps to mitigate damages arising out of or relating to any matter for which such party is entitled to indemnification under this Article IX to the extent reasonably possible.

(c) By way of clarification, for purposes of determining the amount of Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties relating to or arising out of any breach or inaccuracy of any representation or warranty made by Seller contained in Article III of this Agreement (but not for purposes of determining whether any such representation and warranty was breached or is inaccurate), any qualifications in the representation or warranty relating to materiality (including, without limitation, a “Material Adverse Effect” qualification) shall be disregarded.

(d) Except for actions or claims for fraud or willful misconduct, the sole and exclusive remedy of each party for monetary damages with respect to any and all claims for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement, whether arising in contract, tort or otherwise, shall be the indemnification provisions of this Article IX, provided, however, that the provisions of this Article IX shall not restrict the right of any party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement or any of the Ancillary Agreements.

Section 9.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article IX, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 9.8 Right of Setoff. Upon notice specifying in reasonable detail the basis therefor, either party may set off any amount to which the other may be entitled under this Article IX against amounts otherwise payable by such party under this Agreement or any Ancillary Agreement. The exercise of such right of setoff in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement or the Ancillary Agreement, as applicable. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit such party in any manner in the enforcement of any other remedies that may be available to it.

Section 9.9 Effect of Waiver of Condition. Neither Buyer’s nor Seller’s right to indemnity pursuant to this Article IX shall be adversely affected by its waiver of a condition to closing set forth in Article VI unless such party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and Seller;

(b) by either Buyer or Seller (so long as the terminating party is not in material breach of its obligations under this Agreement) by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to January 11, 2008 (if the Opinion Condition is satisfied) or April 4, 2008 (if the Opinion Condition is not satisfied).

(c) by Buyer, if Seller has committed a material breach of any provision of this Agreement and not cured such breach within five (5) Business Days of notice of such breach from Buyer; or

(d) by Seller if Buyer has committed a material breach of any provision of this Agreement and not cured such breach within five (5) Business Days of notice of such breach from Seller.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and neither party shall have any liability to the other party, except that the provisions of this Section 10.2 and Article XI (and any related definitional provisions set forth in Article XII) shall survive such termination, and except that nothing in this Section 10.2 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile followed by overnight mail, by overnight mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

To Buyer:

Luitpold Pharmaceuticals, Inc. One Luitpold Drive Shirley, NY 11967
Facsimile:	(631) 924-8650
Attention:	Mary Jane Helenek, President and CEO

With a copy to (which shall not constitute notice to Buyer):

Sheppard, Mullin, Richter & Hampton LLP 1300 I Street, N.W. 11th Floor East, Washington, DC 20005
Facsimile:	202-218-0020
Attention:	Peter S. Reichertz, Esq.
Lucantonio N. Salvi, Esq.

To Seller:

BioMimetic Therapeutics, Inc. 389-A Nichol Mill Lane Franklin, TN 37067
Facsimile:	615-844-1281
Attention:	Samuel Lynch, CEO

With a copy to:

BioMimetic Therapeutics, Inc. 389-A Nichol Mill Lane Franklin, TN 37067
Facsimile:	615-236-4457
Attention:	General Counsel

With a copy to (which shall not constitute notice to Seller):

Harwell Howard Hyne Gabbert & Manner, P.C. 315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238
Facsimile:	615-251-1059
Attention:	Mark Manner

Section 11.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law, change of control or otherwise, without the prior written consent of the other party, except that (A) Buyer may assign or otherwise transfer any or all of its rights and obligations under this Agreement (i) to one or more direct or indirect subsidiaries or Affiliates, (ii) to a purchaser of all or a substantial portion of the Business or the assets thereof, regardless of the structure or form of the transaction or (iii) to its lenders in connection with obtaining financing therefrom; provided that none of the foregoing shall relieve Buyer of any of its obligations hereunder; and provided further that in the event of any assignment to an unaffiliated third party pursuant to clause (ii) above, Seller’s obligations under Section 7.11(b) shall automatically expire and be of no further force or effect, and (B) following the Closing, Seller may assign any or all of its rights and obligations under this Agreement to a purchaser of all or a substantial portion of its business or assets, regardless of the structure or form of the transaction, provided that foregoing shall not relieve Seller of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior representations, warranties, agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing, at which time it shall expire.

Section 11.5 Announcements and Disclosures.

(a) The parties agree to jointly issue a press release in the form of Exhibit J-1 hereto promptly following the execution of this Agreement and in the form of Exhibit J-2 promptly following the Closing.

(b) Except as provided in Section 11.5(a) or as otherwise required by Law or the rules of any applicable securities exchange or national market system, neither Buyer nor Seller will, whether before or after the Closing, issue or cause the publication of any other press release or make any other announcement or disclosure (whether public or private) with respect to the transactions contemplated hereby or the terms hereof (including, without limitation, the Purchase Price or the royalties paid or to be paid to Seller under the Restated Sublicense Agreement) without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Seller shall be permitted to make other disclosures with respect to the transactions contemplated hereby that are brief and factual, and reflect the content of the press releases referred to above. Such disclosures may include SEC filings or investor presentations. Notwithstanding the restrictions set forth above in this paragraph, Seller or Buyer shall be permitted to disclose the terms of the transactions contemplated hereby and provide a full unredacted copy of this Agreement and the Ancillary Agreements as part of any diligence review by a potential acquirer subject to such potential unaffiliated acquirer signing an appropriate confidentiality agreement in favor of Buyer and Seller.

(c) If a party is required by Law or the rules of any applicable securities exchange or national market system to make any public announcement or other disclosure with respect to the transactions contemplated hereby, such party shall use all commercially reasonable efforts to preserve the confidentiality of the transactions, including the terms hereof, and shall give the other party as much advance written notice of such required disclosure as is reasonably practicable. If a party is required by Law or the rules of any applicable securities exchange or national market system to file this Agreement or any Ancillary Agreement with the SEC or any other Governmental Authority, such party shall seek confidential treatment thereof to the fullest extent permitted by Law, shall provide the other party a copy of the confidential treatment request far enough in advance of its filing to give the other party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other party.

(d) Promptly following the Closing, Seller shall remove most references to GEM 21S from its website (including all references in the Clinical and Patient areas) and GEM 21S package inserts; provided that Seller may reference GEM products on its website or in its investor and public relations materials in a manner consistent with Seller’s SEC or other regulatory filings, or in references to Buyer’s products or in references to Seller’s historical development work and in a manner consistent with the Trademark License-Back Agreement.

(e) Any Seller public marketing release mentioning GEM 21S or other Licensed Products must include a Buyer approved description of Osteohealth Company, a division of Buyer.

Section 11.6 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party shall bear all costs and expenses incurred in connection with performing its obligations under, and otherwise in connection with, this Agreement.

Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of this Agreement (except for claims for violation of any restrictive covenants contained herein) exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and in connection with such claims (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1. Each party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 11.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or e-mail with scan attachment) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.9 Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.10 No Drafting Presumption. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party shall be considered the draftsman.

Section 11.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.12 Specific Performance. The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages. The remedies set forth in this Section 11.12 are cumulative and shall in no way limit any other remedy any party has at law, in equity or pursuant hereto.

Section 11.13 Compliance with Bulk Sales Laws Requirements. Buyer has agreed to waive compliance with all applicable bulk sale transfer laws in connection with the consummation of the transactions contemplated by this Agreement, and as a condition to such waiver by Buyer, Seller will indemnify, defend and hold harmless Buyer from any Loss as a result of non-compliance with such applicable bulk sale transfer laws.

ARTICLE XII

DEFINITIONS

Section 12.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership, directly or indirectly, of no less than 50% of the voting securities of such Person.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means, with respect to a party, the Restated Sublicense Agreement, the Manufacturing Termination Agreement, the R&D Termination Agreement and each other agreement to be delivered by such party pursuant hereto.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.3(i).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Auditor” has the meaning set forth in Section 7.13(b).

“ß-TCP” has the meaning set forth in the Recitals.

“Business” has the meaning set forth in the Recitals.

“Business Confidential Information” has the meaning set forth in Section 1.1(d)(iii).

“Business Contracts” has the meaning set forth in Section 1.1(b).

“Business Records” has the meaning set forth in Section 1.1(e).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are authorized or obligated by Law or executive order to close.

“Business Intellectual Property” has the meaning set forth in Section 1.1(d).

“Business Machinery” has the meaning set forth in Section 1.1(a).

“Business Permits” has the meaning set forth in Section 1.1(f).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Change of Control” means (a) any consolidation or merger of Seller with or into any other entity, or any other corporate reorganization, in which the shareholders of Seller immediately prior to the transaction own less than 50% of Seller’s or the surviving entity’s, as applicable, voting power immediately after such consolidation, merger or reorganization, (b) any tender offer or other transaction to which Seller or its shareholders are a party in which in excess of 50% of Seller’s voting power is transferred, or (c) any sale of all or substantially all of the value of the assets of Seller.

“Chosen Courts” has the meaning set forth in Section 11.7.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” means the consummation of the asset sale that is the subject of this Agreement.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 29, 2007 between Buyer and Seller.

“Contracts” means agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses, whether written or oral.

“Direct Claim” has the meaning set forth in Section 9.5.

“EMEA” has the meaning set forth in Section 7.10(c).

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or other restriction or third party right of any kind.

“EU Approval” has the meaning set forth in Section 7.10(c).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Exclusive License Agreement” has the meaning set forth in Section 2.3(j).

“FDA” means the U.S. Food and Drug Administration.

“Field” has the meaning given to the term Field of Use in the Restated Sublicense Agreement.

“Final Inventory Schedule” has the meaning set forth in Section 7.13.

“GEM ONJ” has the meaning set forth in the Recitals.

“**” has the meaning set forth in the Recitals.

“GEM 21S” has the meaning set forth in the Recitals.

“GEM 21S Manufacturing Approval” has the meaning set forth in Section 2.1(c)(iii).

“GEM 21S Inventory” has the meaning set forth in Section 1.1(c).

“Governmental Authority” means any foreign, federal, state or local court, administrative body or other governmental or quasi-governmental authority or self-regulatory organization with competent jurisdiction.

“Harvard License Agreement” means the License Agreement dated April 10, 2001 between President and Fellows of Harvard College and Seller.

“IDE” means an Investigation Device Exemption.

“INDA” means an Investigational New Drug Application.

“Indemnified Parties” has the meaning set forth in Section 9.2.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Installment Amount” has the meaning set forth in Section 2.1(c).

“Intellectual Property Rights” means all rights in patents, patent applications (whether provisional or non-provisional), trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

“Inventory Amount” has the meaning set forth in Section 2.1(b).

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

“IRS” means the Internal Revenue Service.

“Knowledge” of Seller or any variant thereof means the actual knowledge after due inquiry of (i) any director or officer of Seller (including without limitation the Chief Executive Officer of Seller or any Vice President of Seller) or (ii) Hans Kestler, Senior Director, Orofacial Healthcare, Leslie Wisner-Lynch, R&D Director, Applied Research, Bruce Craney, Director of Manufacturing or Sandra Williamson, Associate Director, Regulatory Affairs.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Licensed Products” has the meaning given that term in the Restated Sublicense Agreement.

“Losses” has the meaning set forth in Section 9.2.

“Manufacturing Agreement” has the meaning set forth in the Recitals.

“Material Adverse Effect” means an effect, circumstance or event that is materially adverse to the business, assets, financial condition, results of operations or prospects of the Business or Buyer’s ability to conduct the Business following the Closing; provided that any such state of facts, change, development, event, occurrence, effect or condition resulting from or arising out of or in connection with any of the following, either alone or in combination, shall not be taken into consideration for purposes of determining whether a Material Adverse Effect has occurred or arisen: (a) the announcement of this Agreement or the pendency of the transactions contemplated hereby, (b) the performance by an entity of its obligations under this Agreement, or (c) general economic conditions in any country where an entity’s business is conducted to the extent that they do not disproportionately affect the entity relative to other industry participants.

“NDA” means a New Drug Application.

“New Technology” has the meaning given that term in the Exclusive License Agreement.

“No-Shop Period” has the meaning set forth in Section 5.5.

“Notice Period” has the meaning set forth in Section 9.4(a).

“Opinion Condition” has the meaning set forth in Section 6.1(e).

“Orthovita” has the meaning set forth in Section 7.6(a).

“Other Confidential Information” has the meaning set forth in Section 7.4.

“Patheon” has the meaning set forth in Section 7.6(b).

“PDGF” means recombinant platelet-derived growth factor BB.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“PMA” means a Premarket Approval.

“Proxy Statement” has the meaning set forth in Section 5.7.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchased Assets” has the meaning set forth in Section 1.1.

“R&D Agreement” has the meaning set forth in the Recitals.

“R&D Termination Agreement” has the meaning set forth in Section 2.3(d).

“Manufacturing Termination Agreement” has the meaning set forth in Section 2.3(c).

“Restated Sublicense Agreement” has the meaning set forth in Section 2.3(b).

“rhPDGF-BB” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 3.18(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Consents” has the meaning set forth in Section 3.4.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Stockholders’ Approval” has the meaning set forth in Section 5.8.

“Stockholders’ Meeting” has the meaning set forth in Section 5.8.

“Sublicense Agreement” has the meaning set forth in the Recitals.

“Supply Agreement” has the meaning set forth in Section 2.3(h).

“Trademark License-Back Agreement” has the meaning set forth in Section 2.3(e).

“Tax Purchase Price” has the meaning set forth in Section 8.5.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws regulating, or administrative requirements relating to, any Tax.

“Taxes” means (whether or not disputed) taxes of any kind, levies or other like assessments, duties, imposts, charges or fees, including but not limited to (x) all federal, state,

local or foreign taxes, including all income, profits, capital gains, receipts, corporate franchise, net worth, sales, use, value added, property, ad valorem, intangible, unitary, transfer, stamp, documentary, payroll, employment, estimated, excise, environmental, occupation, premium, property, customs, duties, severance, windfall profits, franchise, license, withholding, social security, unemployment, alternative or add-on minimum, recapture or other taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (y) any liability for payment of amounts described in clause (x) as a result of transferee liability, under any agreement or through operation of law, and (z) any liability for payment of amounts described in clauses (x) or (y) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement or any practice, policy or arrangement to indemnify any other person for taxes.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Transaction” has the meaning set forth in Section 5.5.

“Transfer Taxes” has the meaning set forth in Section 8.4.

“ZymoGenetics License Agreement” means that certain Exclusive Patent License Agreement dated March 28, 2001 between Seller and ZymoGenetics, Inc.

Section 12.2 Other Definitional and Construction Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the term “primarily related to the Business” means primarily used for or in, or otherwise primarily related to, the Business, as currently conducted; provided, however, that any assets equally used in the Business and another business of Seller shall not be deemed to be “primarily related to the Business.”

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” and

(g) references herein to any gender includes each other gender.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Samuel Lynch
Name: Samuel E. Lynch D.M.D., D.M.Sc.
Title: President and CEO

LUITPOLD PHARMACEUTICALS, INC.
By:	/s/ Mary Jane Helenek
Name: Mary Jane Helenek
Title: President and CEO